EXHIBIT 3.1

AMERICAN TELECOM SERVICES, INC.
CERTIFICATE OF DESIGNATION
5,000 SHARES OF
8% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

AMERICAN TELECOM SERVICES, INC. (the “Corporation”), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware, hereby certifies that on January 19, 2007, the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law (the “DGCL”) of the State of Delaware:

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates from its authorized class of preferred stock a series of preferred stock of the Corporation to be known as “8% Series A Cumulative Convertible Preferred Stock” (the “Series A Preferred Stock”) consisting of a maximum of 5,000 shares of such series and with a par value of $.001 per share; and

RESOLVED, that the Series A Preferred Stock shall have the following designation preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions (the “Series A Terms”) which, upon any amendment or restatement of the Amended and Restated Certificate of Incorporation, shall be made a part of the Amended and Restated Certificate of Incorporation, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

1.   Designation and Number. A series of Preferred Stock, designated as “8% Series A Cumulative Convertible Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock shall be 5,000.

2.   Definitions. For purposes of the Series A Terms, the following terms shall have the meanings indicated:

“Additional Stock” means shares of Common Stock or options, warrants or other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, including shares held in the Corporation’s treasury, and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, other than:

(i) Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

(ii) Common Stock issued or issuable upon the exercise of any Warrants;

(iii) Common Stock issued or issuable upon the exercise of purchase, conversion or exchange rights included in any options, warrants (including those issuable to the Placement Agent), rights or convertible or exchangeable securities that are outstanding as of the Original Issue Date;

(iv) Common Stock or options, warrants or other rights to acquire shares of Common Stock issued pursuant to an option, stock purchase or other equity-based plan of the Corporation or its subsidiaries (including the Performance Accelerated Restricted Stock Plan) that has been approved by the Corporation’s Board of Directors (including a majority of the Independent Directors) and, to the extent required pursuant to Section 12(b)(10) below, the holders of the Series A Preferred Stock voting as a separate class; and

(v) Common Stock or any rights, options or warrants to subscribe for, purchase or otherwise acquire such shares issued to any consultant to the Corporation (as consideration for any non-investment banking and/or merger and acquisition-related services), provided that if at the time of issuance of any such shares, rights, options or warrants the sum of (x) the cumulative aggregate number of shares of Common Stock issued to all such consultants after the Original Issue Date and (y) the maximum number of number of shares of Common Stock issuable pursuant to options or warrants issued to such consultants after the Original Issue Date that are outstanding at such reference time exceeds 5% of the total number of shares of Common Stock outstanding on a fully-diluted basis as of such reference time, the number of shares then being issued or that are issuable upon the exercise of such rights, options or warrants that exceeds such 5% maximum shall be deemed to constitute Additional Stock.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Expenditures” means, for any period, any payment made directly or indirectly by a Person for the purpose of acquiring or constructing fixed assets, real property or equipment which, in accordance with GAAP, would be added as a debit to the fixed asset account of the Person making such expenditure.

“Capital Lease Obligation” of any Person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease for property leased by such Person that would at such time be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“CIT” means The CIT Group/Commercial Services, Inc.

“CIT Facility” means the Credit Agreement, as it may be amended, modified, replaced or refinanced from time to time, provided that any such amendment, modification, replacement or refinancing must (i) involve CIT or another bank or institutional asset based lender of national repute, (ii) be on terms and conditions that are no less favorable than those of the Credit Agreement, and (iii) provide for an aggregate amount of indebtedness that does not exceed the maximum amount of indebtedness outstanding under the CIT Facility (as it may have previously been amended, modified, replaced or refinanced) during the twelve (12) month period immediately prior to the closing of such amendment, modification, replacement or refinancing.

“Closing Sale Price” of the Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which Common Stock or such other Capital Stock or similar equity interests are traded or, if the Common Stock or such other Capital Stock or similar equity interests are not listed on a United States national or regional securities exchange, as reported by The Nasdaq Global Market or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Board of Directors of the Corporation shall be entitled to determine the Closing Sale Price on the basis it considers appropriate, which determination shall be conclusive. The Closing Sale Price shall be determined without reference to any extended or after hours trading.

“Common Stock” means any shares of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. Subject to the provisions of Section 10, however, shares issuable on conversion of the shares of Series A Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation as of the Original Issue Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Common Stock Legend” shall have the meaning assigned to it in Section 17(e).

“Conversion Agent” shall have the meaning assigned to it in Section 18(a) hereof.

“Conversion Date” shall have the meaning assigned to it in Section 6(b) hereof.

“Conversion Price” per share of Series A Preferred Stock means, on any date, the Liquidation Preference divided by the Conversion Rate in effect on such date.

“Conversion Rate” per share of Series A Preferred Stock means 588.2353 shares of Common Stock, subject to adjustment pursuant to Section 7 hereof.

“Corporation” means American Telecom Services, Inc., a Delaware corporation, and shall include any successor to such Corporation.

“Credit Agreement” means the Amended and Restated Factoring Agreement, dated as of January 10, 2007, by and between the Corporation and CIT.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disposition” means, with respect to any Person, any sale, assignment, lease, leaseback, transfer, asset swap or other disposition of any property, Capital Stock or asset of such Person (whether now owned or hereafter acquired) by such Person or any of its subsidiaries to any Person.

“Dividend Default” has the meaning assigned to it in Section 4(c).

“Dividend Payment Date” means June 15 and December 15 of each year, commencing June 15, 2007, or if any such date is not a Business Day, on the next succeeding Business Day.

“Dividend Period” shall mean the period beginning on, and including, a Dividend Payment Date (or, in the case of the first Dividend Period, the first date of original issuance of the Series A Preferred Stock) and ending on, and excluding, the immediately succeeding Dividend Payment Date.

“Dividend Rate” shall have the meaning assigned to it in Section 4(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expiration Time” shall have the meaning assigned to it in Section 7(e) hereof.

“Fundamental Change” shall have the meaning assigned to it in Section 11(b) hereof.

“Fundamental Change Notice” shall have the meaning assigned to it in Section 11(c) hereof.

“Fundamental Change Purchase Date” shall have the meaning assigned to it in Section 11(a) hereof.

“Fundamental Change Purchase Notice” shall have the meaning assigned to it in Section 11(d) hereof.

“Fundamental Change Purchase Price” shall have the meaning assigned to it in Section 11(a) hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument (but not including obligations to trade creditors incurred in the ordinary course of business which are not more than 120 days past due), (ii) all Capital Lease Obligations of such Person and all obligations under sale-leaseback transactions, (iii) all obligations of such Person in respect of letters of credit or bankers’ acceptances issued or created in the ordinary course of business for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the value of the property subject to such Lien, and (v) to the extent not otherwise included, any guarantee by such Person of any other Person’s indebtedness or other obligations described in clauses (i) through (iv) above.

“Independent Director” means a director of the Corporation who (i) qualifies as an “independent director” within the meaning of the rules of the American Stock Exchange (regardless of whether or not the Common Stock is listed on the American Stock Exchange at the time) and (ii) is “independent” within the meaning of the Sarbanes-Oxley Act of 2002 (regardless of whether or not such act is applicable to the Corporation).

“Initial Purchaser” any “Investor” party to a Subscription Agreement.

“Investment” means an acquisition of or investment in the Capital Stock, assets or business of any Person.

“Investment Consideration” means, in respect of an Investment, the consideration payable by the Corporation in respect such Investment (including, without limitation, the amount of the Indebtedness, if any, assumed by the Corporation in connection with such Investment and the maximum amount of “earn-out” and other types of contingent or deferred consideration, if any, payable in respect of such Investment).

“Junior Shares” shall have the meaning assigned to it in Section 3(a) hereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidation Preference” means $2,500 per share of Series A Preferred Stock.

“Mandatory Conversion Date” shall have the meaning assigned to it in Section 8(b) hereof.

“Market Price” shall mean the average of the Closing Sale Prices of the Common Stock for the twenty Trading Day period ending on the third Business Day prior to the Fundamental Change Repurchase Date.

“Officer” means the Chairman of the Board, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.

”Original Issue Date” means January 30, 2007 (which is the date of the “Initial Closing” under the Subscription Agreements).

“Outstanding” means, when used with respect to shares of Series A Preferred Stock, as of any date of determination, all shares of Series A Preferred Stock outstanding as of such date; provided, however, that, in determining whether the holders of Series A Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, shares of Series A Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Transfer Agent shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only shares of Series A Preferred Stock which the Transfer Agent has actual knowledge of being so owned shall be deemed not to be Outstanding.

“Parity Shares” shall have the meaning assigned to it in Section 3(b) hereof.

“Paying Agent” shall have the meaning assigned to it in Section 18(a) hereof.

“Permitted Indebtedness” shall mean (i) Indebtedness arising under the CIT Facility, (ii) Indebtedness of any subsidiary of the Corporation consisting of a guarantee of the Corporation’s Indebtedness under the CIT Facility, (iii)  Indebtedness owed by any wholly-owned subsidiary of the Corporation to the Corporation or to another wholly- owned subsidiary of the Corporation, or owed by the Corporation to any wholly owned subsidiary; provided that any such Indebtedness shall be at all times held by a Person which is either the Corporation or a wholly-owned subsidiary of the Corporation, (iv) Indebtedness of the type described in clause (ii) of the definition of “Indebtedness”, provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $15,000,000, (v) Indebtedness of the type described in clause (iii) of the definition of “Indebtedness” provided that amounts drawn under the letters of credit constituting such Indebtedness are reimbursed in full within five Business Days after the drawing, (vi) Indebtedness in respect of appeal, bid, performance or surety or similar bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Corporation or any of its subsidiaries in the ordinary course of business, including guarantees or obligations of any Corporation with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed), (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) days of incurrence, (viii) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business, (ix) Indebtedness incurred in connection with the financing of insurance premiums in an aggregate amount at any time outstanding not to exceed the premiums owed under such policy, and (x) unsecured Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations or from guarantee obligations, in each case in connection with contracts incurred in the ordinary course of business, in each case permitted hereunder.

“Permitted Investment” means any Investment that (i) is consummated subsequent to January 30, 2008 and (ii) involves Investment Consideration that, together with the aggregate Investment Consideration in respect of other Permitted Investments consummated during the fiscal year in which the subject Permitted Investment is to be consummated, does not exceed $10 million in the aggregate.

“Permitted Liens” means (i) Liens securing, relating to or arising from Permitted Indebtedness, (ii) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Corporation or any of its subsidiaries; provided that (x) such Indebtedness constitutes Permitted Indebtedness and (y) such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of such Person, (iii) Liens on property acquired by the Corporation or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property, (iv) Liens in favor of the Corporation or any of its subsidiaries, (v) Liens incurred, or pledges and deposits in connection with, workers’ compensation, unemployment insurance and other social security benefits, and leases, appeal bonds and other obligations of like nature incurred by the Corporation or any subsidiary in the ordinary course of business, (vi) Liens imposed by law, including, without limitation, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, incurred by the Corporation or any of its Subsidiaries in the ordinary course of business, and (vii) Liens for ad valorem, income or property taxes or assessments and similar charges which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Corporation has set aside on its books reserves to the extent required by GAAP.

“Permitted Subsidiary Disposition” means the Disposition of a subsidiary of the Corporation that has assets of $1 million or less and revenues of $5 million or less.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Placement Agent” means Northeast Securities, Inc.

“Publicly Traded Securities” shall have the meaning assigned to it in Section 11(a)(ii) hereof.

“Record Date” means (i) with respect to the dividends payable on June 15 and December 15 of each year, June 1 and December 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 7, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 30, 2007, among the Corporation and the Initial Purchasers.

“Registration Statement Default” shall have the meaning assigned to it in Section 4(c).

“Restricted Stock Legend” shall have the meaning assigned to it in Section 16(a).

“Rights” means any Common Stock purchase rights, preferred stock purchase rights or other rights issued pursuant to a Rights Plan.

“Rights Plan” means any stockholder rights plan or agreement adopted by the Corporation, as the same may be amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Shares” shall have the meaning assigned to it in Section 3(c) hereof.

“Shelf Registration Statement” means the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement.

“Spin-off” shall have the meaning assigned to it in Section 7(c) hereof.

“Subscription Agreement” means any of the Subscription Agreements, dated as of January 30, 2007 being entered into between the Corporation and the Initial Purchasers of the Series A Preferred Stock.

“Trading Day” means a day during which trading in securities generally occurs on The Nasdaq Global Market or, if the applicable security is not listed on The Nasdaq Global Market, on the principal other national or regional securities exchange on which the applicable security is then listed or, if the applicable security is not listed on a national or regional securities exchange, on The Nasdaq Global Market or, if the applicable security is not quoted on The Nasdaq Global Market, on the principal other market on which the applicable security is then traded (provided that no day on which trading of the applicable security is suspended on The Nasdaq Global Market or such exchange or other trading market will count as a Trading Day).

“Transfer Agent” shall have the meaning assigned to it in Section 14 hereof.

“Warrants” means the Warrants to purchase Common Stock being issued to the Initial Purchasers pursuant to the Subscription Agreements.

3.   Ranking. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a)  senior to the Common Stock and any other class or series of Preferred Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Common Stock or Preferred Stock, the “Junior Shares”);

(b)  on a parity with any other class or series of Preferred Stock of the Corporation, the terms of which expressly provide that such class or series ranks on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Preferred Stock, the “Parity Shares”); and

(c)  junior to all existing and future indebtedness of the Corporation and to each class or series of Preferred Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Preferred Stock, the “Senior Shares”).

4.   Dividends.

(a)  Holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if, declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends on each share of Series A Preferred Share at the annual rate (the “Dividend Rate”) of eight (8.0%) percent of the Liquidation Preference per share, subject to the provisions of clause (c) of this Section 4. Such dividends shall be payable in arrears in equal amounts semi-annually on each Dividend Payment Date, beginning June 15, 2007, in preference to and in priority over dividends on any Junior Shares but subject to the rights of any holders of Senior Shares or Parity Shares. All references in these Series A Terms to a Dividend Rate shall be deemed to reflect any increase to the Dividend Rate pursuant to Section 4(c) hereof if such increased rate is then in effect pursuant to Section 4(c).

(b)  Dividends shall be cumulative from the initial date of issuance or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of the Series A Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a Record Date. Accumulated but unpaid dividends on the shares of Series A Preferred Stock will not bear interest.

(c)  Notwithstanding anything provided herein or elsewhere to the contrary the Dividend Rate on each share of Series A Preferred Stock shall automatically and without any further action be increased to a rate equal to twelve (12.0%) percent (the “Default Rate”) of the Liquidation Preference per share for any Dividend Period with respect to which either a Dividend Default or a Registration Statement Default exists. A “Dividend Default” shall be deemed to exist with respect to a Dividend Period if the Corporation fails to pay or to set apart funds to pay dividends on the shares of Series A Preferred Stock on the Dividend Payment Date in respect of any prior Dividend Period unless, on or prior to the beginning of such subsequent Dividend Period, the Corporation has paid or provided for the payment of all accumulated but unpaid dividends on the shares of Series A Preferred Stock for all prior Dividend Periods. A “Registration Statement Default” shall be deemed to exist: (i) with respect to the Dividend Period ending on December 15, 2007 if the Corporation fails to cause a Shelf Registration Statement to become effective within one hundred eighty (180) days after the Closing Date (as defined therein) or (ii) with respect to any subsequent Dividend Period if the Shelf Registration Statement is not effective for more than ten (10) business days during such Dividend Period or (iii) if the Corporation has materially defaulted in any of its other obligations under the Shelf Registration Rights Agreement and such default has not been cured prior to the beginning of such Dividend Period. In no event shall the Default Rate exceed 12% per annum of the Liquidation Preference per share with respect to any Dividend Period, even if both a Dividend Default and a Registration Statement Default exist with respect to such Dividend Period.

(d)  The amount of dividends payable for each full Dividend Period for the shares of Series A Preferred Stock shall be computed by dividing the Dividend Rate by two. The amount of dividends payable for the initial Dividend Period, or any other period shorter than a full Dividend Period, on the shares of Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(e)  No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any share of Outstanding Series A Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all Outstanding Series A Preferred Stock.

(f)  No dividends or other distributions (other than a dividend or distribution payable solely in shares of a like or junior ranking or cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment, upon any Parity Shares or Junior Shares, nor shall any Parity Shares or Junior Shares be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Shares or Junior Shares) by or on behalf of the Corporation (except by conversion into or exchange for shares of a like or junior ranking), unless all accumulated and unpaid dividends (including any accrued dividends with respect to the current Dividend Period), shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for payment thereof is set apart for such payment, on the shares of Series A Preferred Stock and any Parity Shares for all Dividend Periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the shares of Series  A Preferred Stock and any Parity Shares, dividends may be declared and paid on the shares of Series A Preferred Stock and such Parity Shares so long as the dividends are declared and paid pro rata so that amounts of dividends declared per share on the shares of Series A Preferred Stock and such Parity Shares will in all cases bear to each other the same ratio that accumulated and unpaid dividends per shares of Series A Preferred Stock and such other Parity Share bear to each other. Holders of shares of Series A Preferred Stock will not have the right to receive dividends that may be declared by the Corporation on shares of Common Stock.

5.   Liquidation Preference.

(a)  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation resulting in a distribution of assets to holders of shares of any class or series of Capital Stock, including Common Stock, each holder of shares of Series A Preferred Stock shall be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the aggregate Liquidation Preference attributable to the shares held by such holder, plus an amount equal to all accumulated and unpaid dividends on those shares (including any dividends accrued with respect to the current Dividend Period) before any distribution is made on any Junior Shares, including shares of Common Stock. After payment in full of the aggregate Liquidation Preference and an amount equal to all accumulated and unpaid dividends to which holders of shares of Series A Preferred Stock are entitled (including any accrued dividends with respect to the current Dividend Period), such holders shall not be entitled to any further participation in any distribution of the assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the shares of Series A Preferred Stock and all other Parity Shares are not paid in full, the holders of shares of Series A Preferred Stock and all other Parity Shares shall share equally and ratably in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid dividends, if any, to which each such holder is entitled.

(b)  Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the DGCL, no effect shall be given to amounts that would be needed if the Corporation would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

6.   Conversion.

(a)  Right to Convert. Each share of Series A Preferred Stock shall be convertible, at any time, in accordance with, and subject to, this Section 6 into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect at such time.

(b)  Conversion Procedures. Conversion of the shares of Series A Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Transfer Agent, as may be designated by the Board of Directors, of the certificate or certificates for such shares of Series A Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (in the form provided by the Corporation for such purpose) along with appropriate endorsements and transfer documents as required by the Transfer Agent. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series A Preferred Stock pursuant hereto. The conversion of the shares of Series A Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) such certificate or certificates have been surrendered and such Notice of Conversion received by the Corporation. As promptly as practicable after the Conversion Date and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall promptly deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of the shares of Series A Preferred Stock being converted (or such holder’s transferee) shall be entitled and (2) if less than the full number of the shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. As of the close of business on the Conversion Date, the rights of the holder of the shares of Series A Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

(c)  Dividend and Other Payments Upon Conversion. If any shares Series A Preferred Stock are converted into Common Stock pursuant to Section 6(b) above, the holders of such shares shall have no right to receive any dividends accrued on such shares after the Dividend Payment Date immediately preceding the Conversion Date but will be entitled to receive any accumulated dividends from prior Dividend Periods that remain unpaid as of the Conversion Date. A holder of the shares of Series A Preferred Stock on a Record Date who converts such shares into shares of Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on the shares of Series A Preferred Stock on such Dividend Payment Date. To the extent that such a holder has the right to receive any dividends pursuant to this Section 6(c) with respect to shares of Series A Preferred Stock that have been converted into Common Stock, promptly following the Conversion Date the Corporation shall either (i) pay the amount of such dividends to such holder in cash (provided that it is legally able to do so) or (ii) issue and deliver to such holder a number of additional shares of Common Stock equal to the product obtained by dividing the amount of such unpaid dividends by ninety-five percent (95%) of the average of the Closing Sale Prices of the Common Stock for the twenty Trading Day period ending on the Conversion Date.

(d)  Fractional Shares. In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the shares of Common Stock on the Trading Day preceding the Conversion Date, rounded to the nearest whole cent.

(e)  Total Shares. If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of the shares of Series A Preferred Stock so surrendered.

(f)  Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Corporation shall:

(i)  at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of the shares of Series A Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of Series A Preferred Stock;

(ii)  prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the shares of Series A Preferred Stock, comply with all applicable foreign or United States federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the shares of Series A Preferred Stock hereunder); and

(iii)  ensure that all shares of Common Stock delivered upon conversion of the shares of Series A Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

7.   Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Corporation as follows:

(a)  If shares of Common Stock are issued as a dividend or distribution on shares of Common Stock, or if a share split or share combination is effected, the Conversion Rate will be adjusted based on the following formula:

CR (1) =	CR (o) x	OS (1) OS (o)

where,

CR(o) = the Conversion Rate in effect immediately prior to such event

CR(1) = the Conversion Rate in effect immediately after such event

OS(o) = the number of shares of Common Stock outstanding immediately prior to such event

OS(1) = the number of shares of Common Stock outstanding immediately after such event

An adjustment made pursuant to this Section 7(a) shall become effective on the date immediately after (x) the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this subsection (a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)  In case the Corporation shall at any time after the Original Issue Date issue or sell any Additional Stock for a consideration, exercise or conversion price per share less than the Conversion Price in effect immediately prior to the issuance or sale of such Additional Stock, or without consideration, then forthwith upon such issuance or sale, the Conversion Rate will be adjusted based on the following formula:

CR (1) =	CR (o) x	OS (1) OS (o) + AC

where,

CR(o) = the Conversion Rate in effect immediately prior to such event

CR(1) = the Conversion Rate in effect immediately after such event

OS(o) = the number of shares of Common Stock outstanding immediately prior to such event

OS(1) = the number of shares of Common Stock outstanding immediately after such event

AC  = the number of shares of Common Stock which the aggregate consideration received by the Corporation for the issuance of such Additional Stock would purchase at the Conversion Price in effect immediately prior to the issuance of such Additional Stock

For the purpose of any computation to be made in accordance with this Section 7(b), the following provisions shall apply:

(i) In case of the issuance or sale of shares of Additional Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if shares of Additional Stock are offered by the Corporation for subscription, the subscription price, or, if such securities shall be sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price) before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith.

(ii) In the case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Corporation) of shares of Series A Preferred Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the fair market value of such consideration as determined in good faith by the Corporation’s Board of Directors.

(iii) The reclassification of securities of the Corporation other than shares of Series A Preferred Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in paragraph (ii) immediately preceding.

(iv) In the case of the issuance of options, rights, or warrants to purchase or subscribe for shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock, or options, rights or warrants to purchase or subscribe for any such convertible or exchangeable securities, the following provisions shall apply:

(A) The effective price for the issuance, grant or sale of any options, rights or warrants shall be deemed to be the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance plus the consideration, if any, received by the Corporation in connection with sale or issuance of such options, rights or warrants; provided, however, that upon the termination of such options, rights or warrants, if any thereof shall not have been exercised, the Conversion Rate then in effect shall forthwith be readjusted and thereafter be the Conversion Rate that would have been in effect if such adjustment been made on the basis of the issuance only of the shares of Common Stock actually issued or issuable upon the exercise of those options, rights or warrants as to which the exercise of rights shall not have expired or terminated unexercised.

(B) The effective price for the issuance, grant or sale of any convertible or exchangeable securities shall be deemed to be the consideration received by the Corporation in connection with the sale of such securities plus the consideration, if any, receivable by the Corporation upon the conversion or exchange thereof; provided, however, that upon the termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the Conversion Rate then in effect shall forthwith be readjusted and thereafter be the Conversion Rate that would have been in effect if such adjustment been made on the basis of the issuance only of shares actually issued or issuable upon the conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.

(C) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in paragraph (A)

above, or in the price per share at which the securities referred to in paragraph (B) above are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Corporation shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

(D) No adjustment of the Conversion Rate shall be made upon the actual issuance of such Common Stock upon exercise of options, rights or warrants or upon the actual issuance of such Common Stock upon conversion or exchange of any convertible or exchangeable securities in respect of which an adjustment has already been made under this Section 7(b).

(c)  If shares of the Corporation’s Capital Stock, evidences of the Corporation’s indebtedness or other assets or property of the Corporation is distributed to all or substantially all holders of Common Stock, excluding:

(i)  dividends, distributions and rights, warrants, options or securities referred to in clause (a) or (b) above; and

(ii)  dividends or distributions in cash referred to in clause (d) below;

then the Conversion Rate will be adjusted based on the following formula:

CR (1) =	CR (o) x	SP (o) SP (o) - FMV

where,

CR(o) = the Conversion Rate in effect immediately prior to such distribution

CR(1) = the Conversion Rate in effect immediately after such distribution

SP(o) = the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days prior to the Trading Day immediately preceding the ex-dividend date for such distribution

FMV = the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding shares of Common Stock on the ex-dividend date for such distribution

An adjustment made pursuant to this Section 7(c) shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of stockholders entitled to receive such distribution.

(d)  If any cash dividend or distribution is made to all or substantially all holders of shares of Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR (1) =	CR (o) x	SP (o) SP (o) - C

where,

CR(o) = the Conversion Rate in effect immediately prior to the record date for such distribution

CR(1) = the Conversion Rate in effect immediately after the ex-dividend date for such distribution

SP(o) = the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days prior to the Trading Day immediately preceding the ex-dividend date of such distribution

C = the amount in cash per share the Corporation distributes to holders of shares of Common Stock

An adjustment made pursuant to this Section 7(d) shall become effective on the date immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution. If any dividend or distribution described in this subsection (d) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e)  The Conversion Rate will be increased if the Corporation or any of its subsidiaries purchases shares of outstanding Common Stock pursuant to a tender offer or exchange offer or otherwise which involves an aggregate consideration for each share purchased that exceeds the Closing Sale Price of shares of Common Stock on the Trading Day immediately after the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer or the date on which any such other purchase is consummated, as applicable (the “Expiration Time”). The Conversion Rate will be increased based on the following formula:

CR (1) =	CR (o) x	AC+(SP (1) x OS (1) SP (1) x OS (o)

where,

CR(o) = the Conversion Rate in effect on the date such tender offer or exchange offer expires or such other purchase is consummated

CR(1) = the Conversion Rate in effect on the day immediately after the date such tender offer or exchange offer expires or such other purchase is consummated

AC = the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for all shares of Common Stock that the Corporation or one of its subsidiaries purchases in the tender offer or exchange offer or other purchase transaction

OS(o) = the number of shares of Common Stock outstanding immediately prior to the date such tender offer or exchange offer expires or such other purchase is consummated

OS(1) = the number of shares of Common Stock outstanding immediately after the date such tender offer or exchange offer expires or such other purchase is consummated

SP(1) = the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days commencing on the Trading Day immediately after the date such tender offer or exchange offer expires or such other purchase is consummated

If, however, the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made. Any adjustment made pursuant to this Section 7(e) shall become effective on the date immediately following the Expiration Time. If the Corporation is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(f)  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Rate so as to protect the rights of the holders of the Series A Preferred Stock; provided that no such adjustment shall decrease the Conversion Rate as otherwise determined pursuant to this Section 7.

(g)  Notwithstanding the foregoing provisions of this Section 7, no adjustment shall be made to the Conversion Rate on account of any dividend or other distribution, if the holder of shares of Series A Preferred Stock will otherwise participate in such dividend or other distributions without conversion solely as a holder of shares of

Series A Preferred Stock. If any Rights Plan adopted by the Corporation requires that each share of Common Stock issued upon conversion of the shares of Series A Preferred Stock at any time prior to the distribution of separate certificates representing the Rights will be entitled to receive Rights as contemplated in Section 10 below, then, there shall not be any adjustment to the Conversion Rate pursuant to this Section 7 as a result of the issuance of Rights to the holders of Common Stock pursuant to such Rights Plan, but an adjustment to the Conversion Rate shall be made pursuant to Section 7(c) upon the separation of such Rights from the shares of Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such Rights.

(h)  Except as stated in this Section 7, no adjustment to the Conversion Rate will be made for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. In particular, the applicable Conversion Rate will not be adjusted:

(i)  upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock pursuant to customary provisions in any such plan providing for such additional optional investments and without any solicitation by the Company;

(ii)  for a change in the par value of the shares of Common Stock; or

(iii)  for accumulated but unpaid dividends.

(i)  The Corporation may make such increases in the Conversion Rate in addition to those required by this Section 7 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of at least 20 days. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of shares of Series A Preferred Stock at the address of such holder as it appears in the stock register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect. In no event shall the Corporation take any action that would require adjustment to the Conversion Rate, if such Conversion Rate would require the Corporation to issue, upon conversion of shares of Series A Preferred Stock, a number of shares of Common Stock that would require the Corporation to obtain prior stockholder approval under the rules and regulations of any exchange or quotation system on which shares of its Common Stock are then traded without obtaining such prior stockholder approval.

(j)  No adjustment in the Conversion Rate shall be required unless such adjustment would require a change of at least one percent (1%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 7(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and the Corporation shall make such carried forward adjustments, regardless of whether the aggregate adjustment is less than one percent (1%), within one year of the first such adjustment carried forward or if the Corporation has called the shares of Series A Preferred Stock for redemption. All calculations under this Section 7 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.

(k)  Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Transfer Agent shall have received such Officer’s certificate, the Transfer Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of shares of Series A Preferred Stock at its last address appearing in the stock register within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l)  For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 7.

8.   Optional Redemption.

(a)  At any time after the first anniversary of the date that a Shelf Registration Statement has been declared effective by the Securities and Exchange Commission in the event that the conditions specified in the next sentence are satisfied, the Corporation shall have the right, at its option, to redeem all outstanding shares of Series A Preferred Stock for cash at a redemption price (the “Redemption Price”) equal to 100% of the Liquidation Preference of the shares of Series A Preferred Stock to be redeemed, plus any accumulated and unpaid dividends to, but excluding, the Optional Redemption Date (as defined below), including any dividends accrued with respect to the Dividend Period in which such Optional Redemption Period falls. The Corporation may exercise its right to redeem shares of Series A Preferred Stock pursuant to this Section 8(a) only if (i) the Closing Sale Price of the shares of Common Stock equals or exceeds $7.50 for at least 30 consecutive Trading Days ending on the Trading Day prior to the date of the press release described in Section 8(b), (ii) all shares of Common Stock required to be registered for resale pursuant to the terms of the Registration Rights Agreement have been so registered and the Shelf Registration Statement shall have remained continuously effective during the twelve-month period ending on the date of such press release (and shall subsequently continue to be continuously effective until the Optional Redemption Date), and (iii) no lockup or other resale restrictions exist on the shares of Common Stock into which the Series A Preferred Stock is convertible.

(b)  To exercise the optional redemption right described in Section 8(a), the Corporation must issue a press release for publication through a public medium that is customary for such press releases prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(a) are met, announcing such optional redemption. The Corporation shall also give notice of such optional redemption by mail to the holders of shares of Series A Preferred Stock (not more than four Business Days after the date of the press release). The optional redemption date will be a date selected by the Corporation (the “Optional Redemption Date”) and will be not less than ten (10) Business Days or more than thirty (30) Business Days after the date on which the Corporation issues the press release described in this Section 8(b). The press release and the notice of redemption delivered to holders of shares of Series A Preferred Stock shall identify the securities to be redeemed and shall state:

(1) the Optional Redemption Date;

(2) the Redemption Price per share;

(3) the then current Conversion Rate;

(4) the name and address of the Corporation and the Transfer Agent;

(5) that shares of Series A Preferred Stock called for redemption must be presented and surrendered to the Corporation or to the Transfer Agent to collect the Redemption Price;

(6) that holders of Series A Preferred Stock who wish to convert any of such shares must surrender such certificates for such shares for conversion no later than the close of business on the Business Day immediately preceding the Optional Redemption Date and must satisfy the other requirements set forth in Section 6 hereof; and

(7) that, unless the Corporation defaults in making the redemption payment, dividends on the shares of Series A Preferred Stock called for redemption shall cease accruing on and after the Optional Redemption Date and the only remaining right of the holders of shares of Series A Preferred Stock shall be to receive payment of the Redemption Price upon presentation and surrender to the Corporation or the Transfer Agent of the Series A Preferred Stock.

(c) Once notice of redemption is published, the shares of Series A Preferred Stock called for redemption will be redeemed on the Optional Redemption

Date, except for shares of Series A Preferred Stock that are converted in accordance with the provisions of Section 6 hereof. Upon presentation and surrender to the Corporation or the Transfer Agent, shares of Series A Preferred Stock called for redemption shall be paid at the Redemption Price. On and after the Optional Redemption Date, dividends will cease to accrue on the shares of Series A Preferred Stock called for redemption pursuant to Section 8(a) and all rights of holders of such shares of Series A Preferred Stock will terminate.

(d) In addition to the optional redemption right described in Section 8(a), if there are fewer than 250 shares of Series A Preferred Stock Outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the Corporation shall have the right, at any time on or after the first anniversary of the date that the Shelf Registration Statement is declared effective by the Securities and Exchange Commission, at its option, to redeem the shares of Series A Preferred Stock at the Redemption Price. The provisions of clauses (b) and (c) of this Section 8 shall apply to any such optional redemption. The Corporation may exercise the right set forth in this paragraph (d) regardless of the price of its Common Stock.

9.   Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.

(a)  If the Corporation (i) reclassifies or changes its Common Stock (other than changes in par value or resulting from a subdivision or combination), (ii) consolidates or combines with or merges into or is a party to a binding share exchange with any Person or (iii) sells or conveys or otherwise disposes to another Person all or substantially all of the Corporation’s property and assets, and as a result of which the holders of shares of Common Stock receive (or the shares of Common Stock are converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock, then, following such reclassification, change, consolidation, combination, merger, share exchange, sale, conveyance or other disposition, each share of Series A Preferred Share then Outstanding will, without the consent of any holder of shares of Series A Preferred Stock, be convertible at any time at the option of the holder thereof only into the kind and amount of shares of stock, other securities, other property or assets (including cash or any combination thereof) receivable, upon such reclassification, change, consolidation, combination, merger, share exchange, sale, conveyance or other disposition by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible immediately prior thereto, after giving effect to any adjustment event. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the type and amount of consideration that holders of the Series A Preferred Stock would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election. The Corporation will not become party to any such transaction unless its terms are consistent with the foregoing. This provision does not limit the rights of holders of Series A Preferred Stock in the event of a Fundamental Change.

(b)  The Corporation shall cause notice of the application of this Section 9 to be delivered to each holder of the shares of Series A Preferred Stock at the address of such holder as it appears in the Corporation’s stock register within 15 days after the occurrence of any of the events specified in Section 9(a) and shall issue a press release containing such information and publish such information on its web site. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 9.

(c)  The above provisions of this Section 9 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

10.   Rights Issued in Respect of Common Stock Issued Upon Conversion. If at the time that any shares of Series A Preferred Stock are converted into Common Stock pursuant to Section 7 the Corporation has a Rights Plan in effect, in addition to receiving the number of shares of Common Stock required to be issued to the holder of such Series A Preferred Stock pursuant to Section 6 such holder shall be entitled to receive the number of Rights issuable in respect of such shares of Common Stock under the Rights Plan, if any, and the certificates representing the shares of Common Stock issued pursuant to Section 7 shall bear such legends, if any, as may be provided by the terms of the Rights Plan.

11.   Purchase Option of the Holder upon Certain Fundamental Changes.

(a)  Repurchase Right.

(i)  If a Fundamental Change occurs, each holder of shares of Series A Preferred Stock shall have the right, at the option of the holder thereof, but subject to Section 11(j), to require the Corporation to purchase, and upon exercise of such right the Corporation shall purchase, all or a portion of such holder’s shares of Series A Preferred Stock on the date (the “Fundamental Change Purchase Date”) that is 45 days after the date of the Fundamental Change Notice for an amount in cash equal to the sum of 100% of the Liquidation Preference of the shares of Series A Preferred Stock to be repurchased, plus any accumulated but unpaid dividends to, but excluding, the Fundamental Change Purchase Date (“Fundamental Change Purchase Price”), including any dividends accrued to but excluding the Fundamental Change Purchase Date with respect to the then current Dividend Period.

(ii)  Notwithstanding the foregoing provisions of Section 11(a), holders of the shares of Series A Preferred Stock will not have the right to require the Corporation to repurchase the shares of Series A Preferred Stock (and the Corporation will not be required to deliver a Fundamental Change Notice) if either (A) the Fundamental Change consists solely of a merger, conversion or other transaction designed to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of each class of the Corporation’s Capital Stock into shares of Capital Stock of the surviving Person with equivalent rights and privileges or (B) each of the following conditions is met: (1) the Closing Sale Price per share of Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately before the later of the Fundamental Change or the public announcement of the Fundamental Change, equals or exceeds 105% of the Conversion Price of the shares of Series A Preferred Stock in effect immediately before the Fundamental Change or the public announcement of the Fundamental Change, (B), (2) all shares of Common Stock required to be registered for resale pursuant to the terms of the Registration Rights Agreement have been so registered and the Shelf Registration Statement shall have remained continuously effective during the twelve-month period ending on the date of such Fundamental Change and (3) no lockup or other resale restrictions exist on the shares of Common Stock into which the Series A Preferred Stock is convertible.

(iii)  The Corporation will not be required to repurchase any shares of Series A Preferred Stock upon the occurrence of a Fundamental Change if a third party makes an offer to purchase the shares of Series A Preferred Stock in the manner, at the price, at the times and otherwise in compliance with the requirements described in this Section 11 and purchases all shares of Series A Preferred Stock validly tendered and not withdrawn.

(iv)  Under Delaware law, the Corporation may repurchase shares of the Series A Preferred Stock only if the Corporation’s total assets would be greater than the sum of its total liabilities plus, unless the certificate of incorporation of the Corporation permits otherwise, the amount needed, if the Corporation were to be dissolved at the time of the repurchase, to satisfy the preferential rights, upon dissolution, of stockholders whose preferential rights on dissolution are superior to the holders of shares of the Series A Preferred Stock.

(b)  Definition of Fundamental Change. A “Fundamental Change” shall be deemed to have occurred at such time after the shares of Series A Preferred Stock are originally issued as any of the following events shall occur:

(i)  the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary; or

(ii)  the Corporation consolidates with, or merges with or into, another Person or another Person merges with or into the Corporation or the Corporation or any subsidiary sells, assigns, transfers, leases (other than pursuant to an operating lease entered into in the ordinary course of business), conveys or otherwise disposes of assets constituting substantially all of the consolidated assets of the Corporation and its subsidiaries to any Person and, in the case of any such merger or consolidation, the Corporation’s Capital Stock that is outstanding immediately prior to such transaction is changed into or exchanged for cash, securities or property, unless pursuant to such transaction such Capital Stock is changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Capital Stock of the surviving Person; provided, however, that the occurrence of an event that would otherwise constitute a Fundamental Change of the type described in this clause (ii) shall not be deemed to be a Fundamental Change unless the holders of at least 40% of the then outstanding shares of Series A Preferred Stock consent in writing to the designation of such event as a Fundamental Change.

(c)  Fundamental Change Notice. At least 15 Trading Days prior to the anticipated effective date of a Fundamental Change and again within 15 days after the occurrence of a Fundamental Change, the Corporation shall mail a written notice of the Fundamental Change (the “Fundamental Change Notice”) by first-class mail to each holder of shares of Series A Preferred Stock at the address shown for each holder on the Corporation’s stock register (and to beneficial owners as required by applicable law). The Fundamental Change Notice shall include a form of Fundamental Change Purchase Notice to be completed by the holder of shares of Series A Preferred Stock and shall state, if applicable:

(i)  briefly, the events causing the Fundamental Change, the nature of the Fundamental Change and the date of such Fundamental Change and the repurchase right arising as a result of the Fundamental Change;

(ii)  the date by which the Fundamental Change Purchase Notice pursuant to this Section 11 must be given;

(iii)  the Fundamental Change Purchase Date;

(iv)  the Fundamental Change Purchase Price per share of Series A Preferred Stock;

(v)  the name and address of the Transfer Agent;

(vi)  the then existing Conversion Rate and any adjustments thereto;

(vii)  that shares of Series A Preferred Stock as to which a Fundamental Change Purchase Notice has been given may only be converted into shares of Common Stock to the extent that the Fundamental Change Purchase Notice has been withdrawn in accordance with the Series A Terms;

(viii)  that the shares of Series A Preferred Stock must be delivered to the Transfer Agent together with a Fundamental Change Purchase Notice in order to exercise the right provided in this Section 11;

(ix)  that the Fundamental Change Purchase Price for any share of Series A Preferred Stock as to which a Fundamental Change Purchase Notice has been duly given will be paid promptly following the later of the Fundamental Change Purchase Date and the time of delivery of such shares of Series A Preferred Stock as described in clause (viii) above;

(x)  briefly, the procedures the holder of shares of Series A Preferred Stock must follow to exercise rights under this Section 11 and the procedures for withdrawing a Fundamental Change Purchase Notice; and

(xi)  the CUSIP number(s) of the shares of Series A Preferred Stock.

Simultaneously with providing such notices, the Corporation shall issue a press release and publish the information regarding such Fundamental Change through a public medium customary for such press releases.

(d)  Fundamental Change Purchase Notice. A holder of shares of Series A Preferred Stock may exercise its rights specified in Section 11(a) upon delivery of a written notice (a “Fundamental Change Purchase Notice”) to the Transfer Agent at any time prior to the close of business on the Business Day immediately before the Fundamental Change Purchase Date, together with book-entry transfer or delivery of the shares of Series A Preferred Stock with respect to which the right is being exercised, stating:

(A)  the certificate numbers of the certificates representing the shares of Series A Preferred Stock to be purchased;

(B)  number of shares of Series A Preferred Stock to be repurchased; and

(C)  that the shares of Series A Preferred Stock are to be repurchased by the Corporation pursuant to the applicable provisions of this Section 11 and, if applicable, of the certificate evidencing shares of the Series A Preferred Stock.

(e)  Withdrawal of Fundamental Change Purchase Notice. Notwithstanding anything herein to the contrary, a holder of shares of Series A Preferred Stock may withdraw a Fundamental Change Purchase Notice in whole or in part at any time prior to the close of business on the Business Day before the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Transfer Agent specifying:

(i)  the number of shares of Series A Preferred Stock being withdrawn;

(ii)  if shares of certificated Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

(iii)  the number of shares, if any, of Series A Preferred Stock which remain subject to the original Fundamental Change Purchase Notice.

If a Fundamental Change Purchase Notice is delivered to the Transfer Agent and subsequently withdrawn by the holder of shares of Series A Preferred Stock pursuant to this Section 11, then the Corporation will not be obligated to repurchase the shares of Series A Preferred Stock specified as withdrawn in the written notice of withdrawal.

(f)  Effect of Fundamental Change Purchase Notice. Upon receipt by the Transfer Agent of the Fundamental Change Purchase Notice, the holder of the shares of Series A Preferred Stock in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified above) thereafter be entitled to receive the Fundamental Change Purchase Price with respect to such shares of Series A Preferred Stock, subject to book-entry transfer or delivery of the shares of Series A Preferred Stock, together with any necessary endorsements to the Transfer Agent. Such Fundamental Change Purchase Price shall be paid to such holder promptly on the later of (a) the Fundamental Change Purchase Date with respect to such shares of Series A Preferred Stock or (b) the time of delivery of such shares of Series A Preferred Stock to the Transfer Agent by the holder thereof in the manner required by this Section 11. Shares of Series A Preferred Stock in respect of which a Fundamental Change Purchase Notice has been given by the holder thereof may not be converted into shares of Common Stock on or after the date of the delivery of such Fundamental Change Purchase Notice unless such Fundamental Change Purchase Notice has first been validly withdrawn as specified in Section 11(e) above.

(g)  Payment of Fundamental Change Purchase Price.

(i)  On the Fundamental Change Purchase Date set forth in the Fundamental Change Notice mailed to holders pursuant to Section 11(c), the Corporation will, to the extent lawful, (i) repurchase all shares of Series A Preferred Stock properly tendered and (ii) deposit with the Transfer Agent an amount equal to the Fundamental Change Purchase Price of the shares of Series A Preferred Stock so tendered. The Transfer Agent shall promptly mail or deliver to each holder of shares of Series A Preferred Stock so tendered the applicable payment for those shares of Series A Preferred Stock, and the Transfer Agent shall promptly countersign and mail or deliver to each holder certificates representing, or cause to be transferred by book-entry to each holder, new shares of Series

A Preferred Stock equal to any portion of the shares of Series A Preferred Stock not tendered for repurchase by the Corporation, if any.

(ii)  If the Transfer Agent holds money sufficient to pay the Fundamental Change Purchase Price, then, on and after the Fundamental Change Purchase Date (A) the shares of Series A Preferred Stock repurchased by the Corporation will cease to be Outstanding, (B) such shares of Series A Preferred Stock will cease to accumulate dividends, and (C) all other rights of the holder in respect of such shares of Series A Preferred Stock will terminate, other than the right to receive the Fundamental Change Purchase Price, whether or not book-entry transfer of the shares of Series A Preferred Stock has been made or the shares of Series A Preferred Stock have been delivered to the Transfer Agent.

(h)  Repayment to the Corporation. The Transfer Agent shall return to the Corporation any cash that remains unclaimed for two years, subject to applicable unclaimed property law, together with interest, if any, thereon held by the Transfer Agent for the payment of the Fundamental Change Purchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Corporation pursuant to this Section 11 exceeds the aggregate Fundamental Change Purchase Price of the shares of Series A Preferred Stock or portions thereof which the Corporation is obligated to purchase as of the Fundamental Change Purchase Date, then on the Business Day following the Fundamental Change Purchase Date, the Transfer Agent shall return any such excess to the Corporation. Thereafter, any holder entitled to payment must look to the Corporation for payment as general creditors, unless an applicable abandoned property law designates another Person.

(i)  Exchange Act Compliance. The Corporation will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of an offer by the Corporation to repurchase the shares of Series A Preferred Stock upon a Fundamental Change. The Corporation will file a Schedule TO or any other schedule required in connection with any offer by the Corporation to repurchase the shares of Series A Preferred Stock upon a Fundamental Change.

(j)  Certain Limitations on Repurchase Right. The right of the holders of shares of Series A Preferred Stock described in this Section 11 will be subject to any obligation on the part of the Corporation or its subsidiaries to repay or repurchase any outstanding debt obligations or Senior Shares required to be repurchased or repaid in connection with a transaction or event that constitutes a Fundamental Change and to any contractual restrictions contained in the Corporation’s or any of its subsidiaries’ indebtedness. When the Corporation shall have satisfied these obligations or these obligations are no longer applicable to the Corporation or its applicable subsidiaries and, subject to the legal availability of funds for this purpose, the Corporation shall then repurchase all shares of Series A Preferred Stock tendered for purchase by the Corporation upon a Fundamental Change pursuant to this Section. So long as any of such obligations or restrictions prevent the Corporation from repurchasing any shares of Series A Preferred Stock tendered for repurchase pursuant to this Section 11: (a) such shares of

Series A Preferred Stock shall remain outstanding and shall continue to accumulate dividends (which shall be added to the applicable Fundamental Change Purchase Price) and (b) the holder of such shares may withdraw its request that such shares be repurchased by delivering a notice of withdrawal pursuant to Section 11(e) at any time prior to the date on which the Corporation notifies such holder that its ability to complete the repurchase of such shares is no longer impaired on account of such obligations and/or restrictions.

12.   Voting Rights.

(a)  Except as otherwise expressly provided for herein or required by applicable law, the Series A Preferred Stock shall have the right to vote with the shares of Common Stock, and not separately as a class, on an As-Converted Basis and, with respect to such vote, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote. As used in this Section 12(a), “As-Converted Basis” means, with respect to the shares of Series A Preferred Stock held by any holder, the number of whole shares of Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to Sections 6 and 7 hereof immediately after the close of business on the record date fixed for the applicable meeting or the effective date of the applicable written consent.

(b)  So long as 2,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) remain Outstanding, the Corporation will not do (and will not cause or permit any of its direct or indirect subsidiaries to do) any of the following without the consent of the holders of at least a majority of the shares of Series A Preferred Stock Outstanding at the time, voting separately as a class:

(1) liquidate, dissolve or wind-up the business and affairs of the Corporation or any of its subsidiaries, or consent to any of the foregoing;

(2) amend, alter or repeal any provision of the certificate of incorporation (including, without limitation, any of the Series A Terms) or bylaws of the Corporation or of any of its subsidiaries in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock or that is otherwise material;

(3) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights;

(4) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of Capital Stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (ii) redemptions of Common Stock Purchase Warrants outstanding as of Original Issue Date which by their terms are subject to redemption, and (iii) dividends or other distributions payable on Junior Shares solely in the form of additional Junior Shares;

(5) create or incur any Indebtedness other than Permitted Indebtedness;

(6) create or incur any Lien other than Permitted Liens;

(7) enter into any material line of business outside of the telecommunications sector;

(8) enter into or permit to exist any transaction or agreement with any Affiliate of the Corporation or of its subsidiaries, except for transactions and agreements (i) existing on the Original Issue Date or (ii) relating to employment and/or consulting agreements to the extent that any such employment and/or consulting agreement (x) has been approved by the majority vote of the Board of Directors (including the majority vote of the Independent Directors) and (y) provides for consideration consisting solely of cash and/or Junior Shares;

(9) create, or effect the Disposition of, any subsidiary of the Corporation other than in the ordinary course of business (with any Permitted Subsidiary Disposition being deemed to constitute a Disposition of a subsidiary in the ordinary course of business);

(10) increase the aggregate number of shares of Capital Stock subject to all of the Corporation’s option, stock purchase or other equity-based plans (including the Performance Accelerated Restricted Stock Plan) to be in excess of 10% of the total number of shares of Common Stock outstanding at the time of the proposed increase;

(11) make Capital Expenditures in excess of $1 million in the aggregate in any fiscal year if the Capital Expenditures in excess of $1 million were not reflected in the annual budget for such fiscal year;

(12) directly or indirectly consummate (or enter into any agreement to consummate) the acquisition of or investment in any Capital Stock, assets or business of any Person other than Permitted Investments;

(13) consummate, or enter into an agreement to consummate, any Disposition that involves in excess of 20% of the properties or assets of the Corporation and its subsidiaries (measured by the greater of consolidated book value or fair market value at the time of any proposed Disposition), other than in connection with the granting of Permitted Liens;

(14) make or accrue any loans or other advances of money or extensions of credit to any employee or director of the Corporation or any of its subsidiaries; or

(15) take any action that would result in the failure of the Corporation’s Common Stock to be traded, listed or quoted on a national securities exchange or quotation system whose rules and regulations require that a majority of the Board of Directors of member corporations be comprised of individuals who are “independent” (as defined by such exchange or quotation system and by Section 301(a) of the Sarbanes-Oxley Act of 2002).

13.   Mandatory Redemption. (a) On January 30, 2012, the Corporation shall redeem all outstanding shares of Series A Preferred Stock for cash at a redemption price per share equal to the Liquidation Preference attributable to each such share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption (including any accrued dividends with respect to the then current Dividend Period). On such date the Corporation shall set apart cash in an amount sufficient to pay in full the aggregate redemption price for all shares of Series A Preferred Stock issued and outstanding as of such date; such amount to be reserved for payment of such redemption price upon surrender of certificates representing the issued and outstanding shares of Series A Preferred Stock in accordance with Section 13(d) below.

(b) Notwithstanding anything in this Section 13 to the contrary, if the Corporation has insufficient funds legally available on the redemption date to redeem shares of Series A Preferred Stock pursuant to Section 13(a), then funds to the extent legally available shall be used to redeem such shares, in which case the shares shall be redeemed pro rata from each holder thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the unredeemed shares of Series A Preferred Stock, such funds shall be immediately used to redeem such shares.

(c) From and after the redemption date, unless the Corporation shall default in making such redemption, dividends shall cease to accumulate on the shares of the Series A Preferred Stock redeemed, or to be redeemed, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of

Series A Preferred Stock; and from and after such redemption date, unless the Corporation shall default in making such redemption, the certificates representing the shares of Series A Preferred Stock so redeemed shall no longer represent any right against or interest in the Corporation, other than the right to receive the redemption price payable pursuant to this Section 13.

(d) The Corporation’s obligation to make a redemption payment pursuant to this Section 13 with respect to shares of Series A Preferred Stock being redeemed shall be conditioned upon surrender of certificates for such shares (properly endorsed) in person or by registered or certified mail to the Corporation’s principal executive office. Shares of Series A Preferred Stock shall be redeemed by the Corporation at the redemption price aforesaid and such redemption price shall thereupon be paid by wire transfer in immediately available funds to the account designated by the holder entitled thereto in a written notice given to the Corporation at least five Business Days prior to the payment date or by such other means as may be agreed to by the Corporation and such holder.

(e) Any shares of Series A Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may, subject to Section 12, be reissued as part of a new class or series of preferred stock to be created by resolutions of the Board of Directors.

14.   Transfer Agent. The duly appointed transfer agent (the “Transfer Agent”) for the shares of Series A Preferred Stock shall be Continental Stock Transfer Trust Company, New York, New York. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

15.   Currency. All shares of Series A Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$” or “dollars” refer to U.S. currency.

16.   Form. The shares of Series A Preferred Stock shall be delivered in certificated form and shall bear, until such time as otherwise determined by the Corporation and the Transfer Agent, the restricted stock legend (the “Restricted Stock Legend”), as set forth on Exhibit A attached hereto, which is hereby incorporated in and expressly made a part of the Series A Terms. If (i) shares of Series A Preferred Stock issued are to be registered in a name other than that of the holder of shares of Series A Preferred Stock or (ii) shares of Series A Preferred Stock represented by a certificate bearing the Restricted Stock Legend are transferred subsequently by such holder, then the holder must deliver to the Transfer Agent a certificate in substantially the form of Exhibit B hereto as to compliance with the restrictions on transfer applicable to such shares of Series A Preferred Stock and the Transfer Agent shall not be required to register any transfer of such shares of Series A Preferred Stock not so accompanied by a properly completed certificate. Such Restricted Stock Legend may be removed, and new certificates representing the Series A Preferred Stock may be issued, upon the presentation of satisfactory evidence that such Restricted Stock Legend is no longer required.

17.   Registration; Transfer.

(a)  The shares of Series A Preferred Stock and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred prior to the date that is two years after the later of the last date of issuance of the shares of Series A Preferred Stock and the last date on which the Corporation or any Affiliate thereof was the owner of such shares of Series A Preferred Stock or shares of Common Stock and the transferor is not an Affiliate at the time of sale and has not been an Affiliate during the preceding three months, other than (i) to the Corporation or any Affiliate or subsidiary thereof, (ii) pursuant to an exemption from the registration requirements of the Securities Act, including Rule 144 under the Securities Act (“Rule 144”), if available, or (iii) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States.

(b)  If shares of Series A Preferred Stock are issued upon the transfer, exchange or replacement of shares of Series A Preferred Stock bearing the Restricted Stock Legend, or if a request is made to remove such Restricted Stock Legend on shares of Series A Preferred Stock, the shares of Series A Preferred Stock so issued shall bear the Restricted Stock Legend and the Restricted Stock Legend shall not be removed unless there is delivered to the Corporation and the Transfer Agent such satisfactory evidence, which may include an opinion of counsel licensed to practice law in the State of New York, as may be reasonably required by the Corporation or the Transfer Agent, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144 or that such shares of Series A Preferred Stock are not “restricted securities” within the meaning of Rule 144. Upon provision of such satisfactory evidence, the Transfer Agent, at the direction of the Corporation, shall countersign and deliver shares of Series A Preferred Stock that do not bear the Restricted Stock Legend.

(c)  The Corporation will refuse to register any transfer of shares of Series A Preferred Stock or any shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock that is not made in accordance with the provisions of the Restricted Stock Legend and the provisions of Rule 144, pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act; provided that the provisions of this paragraph (c) shall not be applicable to any share of Series A Preferred Stock that does not bear any Restricted Stock Legend or to any share of Common Stock that does not bear a Common Stock Legend (as defined in Section 17(d)).

(d)  Shares of Common Stock issued upon a conversion of the shares of Series A Preferred Stock shall be delivered in certificated form and shall bear, until such time as otherwise determined by the Corporation and the Transfer Agent, the Restricted Stock Legend, provided that such certificates shall not bear the Restricted Stock Legend if the underlying shares have been registered for resale under an effective registration statement under the Securities Act or are eligible for resale pursuant to paragraph (k) of Rule 144. If (i) shares of Common Stock issued prior to the effectiveness of a Shelf Registration Statement are to be registered in a name other than that of the holder of shares of Series A Preferred Stock or (ii) shares of Common Stock represented by a certificate bearing the Restricted Stock Legend are transferred subsequently by such holder, then the holder must deliver to the Transfer Agent a certificate in substantially the form of Exhibit C hereto as to compliance with the restrictions on transfer applicable to such shares of Common Stock and the Transfer Agent shall not be required to register any transfer of such shares of Common Stock not so accompanied by a properly completed certificate. Such Restricted Stock Legend may be removed, and new certificates representing the Common Stock may be issued, upon the presentation of satisfactory evidence that such Restricted Stock Legend is no longer required.

18.   Paying Agent and Conversion Agent.

(a)  The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where shares of Series A Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where shares of Series A Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Transfer Agent, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder of shares of Series A Preferred Stock. The Corporation shall notify the Transfer Agent of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Transfer Agent shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Transfer Agent or Conversion Agent.

(b)  Payments due on the shares of Series A Preferred Stock shall be payable at the office or agency of the Paying Agent maintained for such purpose in The City of New York and at any other office or agency maintained by the Paying Agent for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Transfer Agent at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Series A Preferred Stock register.

19.   Headings. The headings of the Sections of the Series A Terms are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

20.   Preemptive Rights. No holder of shares of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any shares of Capital Stock of the Corporation of any class or series (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Corporation.

21.   Exclusion of Other Rights. The share of Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Amended and Restated Certificate of Incorporation and the Series A Terms.

RESOLVED, that this Certificate of Designation has been approved by the Board of Directors in the manner and by the vote required by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer on this 30th day of January, 2007.

ATTEST:		AMERICAN TELECOM SERVICES, INC.
By:	/s/Ira Roxland	By:	/s/Lawrence Burstein
	Name: Ira Roxland Title: Assistant Secretary		Name: Lawrence Burstein Title: Chairman

Exhibit A

Form of Restricted Stock Certificate

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) IN THE OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.”

Exhibit B

FORM OF CERTIFICATE OF TRANSFER FOR SHARES OF

SERIES A PREFERRED STOCK

(Transfers pursuant to Section 16 of the Certificate of Designation)

[Transfer Agent]
[address]

Re:  American Telecom Services, Inc.

8% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”)

Reference is hereby made to the Certificate of Designation relating to the Series A Preferred Stock dated January ___, 2007, as such may be amended from time to time (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the respective meanings given them in the Certificate of Designation.

This letter relates to ____ shares of Series A Preferred Stock (the “Securities”) represented by the accompanying certificate(s) and which are held in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Securities.

In connection with such request, and in respect of such shares of Series A Preferred Stock, the Transferor does hereby certify that the shares of Series A Preferred Stock are being transferred (i) in accordance with applicable securities laws of any state of the United States or any other jurisdiction and (ii) in accordance with their terms:

CHECK ONE BOX BELOW:

(1) [ ] pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

(2) [ ] in accordance with another exemption from the registration requirements of the Securities Act (based upon an opinion of counsel if the Corporation so requests).

Unless one of the boxes is checked, the Transfer Agent will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (1) is checked, the Transfer Agent shall be entitled to require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Corporation has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

[Name of Transferor]

By:  _____________________________

Name:

Title:

Exhibit C

FORM OF CERTIFICATE OF TRANSFER FOR COMMON SHARES

(Transfers pursuant to Section 16 of the Certificate of Designation)

[Transfer Agent]
[address]

Re:  American Telecom Services, Inc.

8% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”)

Reference is hereby made to the Certificate of Designation relating to the Series A Preferred Stock dated January ___, 2007, as such may be amended from time to time (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the respective meanings given them in the Certificate of Designation.

This letter relates to ____ shares of Common Stock (the “Securities”) represented by the accompanying certificate(s) that were issued upon conversion of shares of Series A Preferred Stock and which are held in the name of [name of transferor] (the “Transferor”) to effect the transfer of such shares of Common Stock.

In connection with such request and in respect of the shares of Common Stock, the Transferor does hereby certify that such shares of Common Stock are being transferred (i) in accordance with applicable securities laws of any state of the United States or any other jurisdiction and (ii) in accordance with their terms:

CHECK ONE BOX BELOW

(1) [ ] pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

(2) [ ] in accordance with another exemption from the registration requirements of the Securities Act (based upon an opinion of counsel if the Corporation so requests).

Unless one of the boxes is checked, the Transfer Agent will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (1) is checked, the Transfer Agent shall be entitled to require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Corporation has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

[Name of Transferor]

By:  _____________________________

Name:

Title:

Dated: ________________